EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-181210, No. 333-182407, No. 333-212057 and No. 333-232111) of Blackbaud, Inc., of our report dated February 20, 2020, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/S/ PRICEWATERHOUSECOOPERS LLP

Raleigh, North Carolina
February 20, 2020